EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Aaron's, Inc. Announces Dave Buck, COO, Retiring
Tristan Montanero and Michael P. Ryan to Lead Operations; Scott Harvey Named VP of Franchising

ATLANTA (July 24, 2014) -- Aaron's, Inc. (NYSE: AAN), a lease-to-own retailer specializing in the sales and lease ownership of furniture, consumer electronics, home appliances and accessories, announced today that Dave Buck, age 64, plans to retire as Chief Operations Officer after a 25-year career at Aaron's. Effective August 1, Senior Vice President of Operations Tristan Montanero and Michael P. Ryan will be co-leaders of Operations at Aaron’s, with Ryan being promoted to Senior Vice President of Operations from Vice President of Franchising. Aaron’s named Scott Harvey, former Vice President of Operational Support, to succeed Michael P. Ryan as the Vice President of Franchising.

"Dave has offered tremendous value to the Operational team at Aaron’s beginning with his involvement at the store level 25 years ago and led our top-performing division for several consecutive years,” said Ronald W. Allen, Chief Executive Officer, Aaron’s, Inc. “Dave has played a key role especially during this transformative period in Aaron’s history. The Aaron’s team thanks him for his service, dedication and contributions to the Company’s performance over these many years. Dave is exploring franchise opportunities with us and we would hope to see him stay in the Aaron’s family.”

Buck rose steadily through the Aaron's management development program during his 25 years with the Company. He began his career with Aaron's in 1989 as Manager Trainee and then Store Manager. Within a two-year period, he was promoted to Regional Manager and subsequently Vice President of Operations. Buck has won numerous "Region of the Year" awards and recently secured his second consecutive "Best Overall Operations" award for 2012.

Allen continued, “Aaron’s President, Steve Michaels, has been instrumental in developing and implementing the strategic initiatives that will improve the core business. With Tristan and Michael reporting to Steve and each taking responsibility for six divisions, they will be able to work closely with the Divisional Vice Presidents to strengthen communications and improve performance in the core business. Making these changes allows us to streamline the organization and eliminate the position of Chief Operations Officer.”

Steve Michaels said, "Tristan and Michael are a dynamic leadership combination and we’re pleased to have their tenured experience leading our Operations. Their combined knowledge and energy will be a driving force as we execute on our strategic plan to improve the core business. We're also pleased to build on Scott’s great relationships with our Franchise team that span his 21-year career at Aaron’s, having begun as our first Franchise Field Consultant. While Michael will continue to be very involved with our franchisees, we’re looking forward to Scott’s leadership and representation of the Company’s commitment to support the franchisee community."

In January 2013, Montanero was promoted to Senior Vice President of Operations where he and Buck shared oversight of Operations throughout the U.S. and Canada. Montanero began his 20-year career with Aaron's immediately after graduating from the University of Florida in 1994. After serving as Manager Trainee, he was promoted to a General Manager the same year and became a District Manager in 1996. In the following years, he became Regional Manager and was promoted in 2002 to Vice President, Central Operations. Montanero's achievements include the "Store of the Year", "District of the Year", and "Region Manager of the Year" awards. Montanero will continue to lead the HomeSmart division with currently 86 weekly rent-to-own stores in 11 states.

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Ryan was named Vice President of Franchising in February 2013 after serving as Divisional Vice President of Northern Operations. He began his 24-year career at Aaron's in 1990 as an Assistant Store Manager and soon after was promoted to run Aaron's 27th store. Ryan has steadily grown with the organization and as a result has lived in four different states throughout his career with Aaron's.

With a 21-year career at Aaron’s, Harvey joined the Company in 1993 as Aaron’s first Franchise Field Consultant. Over the years he has had the opportunity to work in both the corporate and franchise environment. In his most recent position as Vice President of Operational Support, Harvey had oversight of Renewal Retention, the Customer Care Center and Business Development. He was previously Vice President of Operations at Her-Kel Investments, an Aaron’s franchise entity, and also served as Director of Eastern Franchise Operations for eight years at Aaron’s. Harvey was awarded Aaron’s “Outstanding Achievement” Award in 2005 and Aaron’s “Franchise District Manager of the Year” Award in 1998. He will report to Michael P. Ryan.

About Aaron's, Inc.
Aaron’s, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently has more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. For more information, visit www.aarons.com. Aaron’s, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgFinance.com brands.

Aaron's Media Contact:
Garet Hayes
Aaron's Director of Public Relations
678-402-3863 or garet.hayes@aarons.com